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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         SEC File Number:  333-5278-NY

                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

[ ] Form 10-K         [ ] Form 20-F         [ ] Form 11-K         [X] Form 10-Q
[ ] Form N-SAR        [ ] Form N-CSR

                     For Period Ended:  September 30, 2005

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: _____________________

           Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A


                                     PART I
                             REGISTRANT INFORMATION


                      PowerHouse Technologies Group, Inc.
           _________________________________________________________
                            Full Name of Registrant


                                      N/A
           _________________________________________________________
                           Former Name if applicable


                       555 Twin Dolphin Drive, Suite 650
           _________________________________________________________
           Address of principal executive office (Street and number)


                         Redwood City, California 94065
           _________________________________________________________
                            City, state and zip code

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                                    PART II
                            RULES 12b-25 (b) and (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant is unable to file its Form 10-Q for the quarter ended September 30, 2005, on a timely basis without unreasonable expense and effort due to the Company's recent retention of a new independent auditor (Hein & Associates, LLP) and the Company's decision to have Hein & Associates, LLP re-audit its financial statements for the year ended March 31, 2005. Hein & Associates, LLP is in the process of the re-audit, which will need to be completed before Hein & Associates, LLP will be able to review the subsequent quarterly periods. Registrant expects to file the report within twenty (20) days following the proscribed due date.


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          Richard Liebman                  (650)            232-2603
          ________________________________________________________________
          (Name)                         (Area Code)     (Telephone Number)



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(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes             [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes             [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                      PowerHouse Technologies Group, Inc.
                  ____________________________________________
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  November 14, 2005                  By:   /s/  Richard Liebman
                                                _____________________________
                                                Name: Richard Liebman
                                                      Chief Financial Officer


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